Exhibit 99.1
Press Release Dated February 28, 2013

Two Rivers Water and Farming Company Sublease Water to AGUA

DENVER – February 28, 2013 -- Two Rivers Water & Farming Company (OTCQB: TURV) (www.2riverswater.com) announced today it has subleased 500 AF of water from its Pueblo Board of Water Works Lease to the Arkansas Groundwater Users Association (AGUA). The sublease to AGUA will allow Two Rivers to plant an additional 200 acres of vegetables.

Scott Lorenz, Manager of AGUA, said, “The water made available to AGUA through our 2013 lease with Two Rivers will be invaluable in helping to blunt the effects of the ongoing drought.  It will keep farms in production that otherwise would have been dried up. Two Rivers commitment to agriculture is clear and we look forward to a positive productive relationship with them for years to come.”

About Two Rivers Water & Farming Company

Two Rivers Water & Farming Company acquires and develops high yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Huerfano and Cucharas two river basin and the Arkansas river basin in southern Colorado.  At the present time, Two Rivers Water & Farming operates two core businesses; irrigated farm operations and wholesale water distribution.  We are aggressively expanding operations through various funding mechanisms to develop our business model in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:
Two Rivers Water & Farming Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com